EXHIBIT 99.1

PRESS RELEASE

           TARRANT APPAREL GROUP RAISES $4 MILLION IN PUBLIC OFFERING

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LOS ANGELES, CA - January 27, 2004 /  PRNewswire-FirstCall  / -- Tarrant Apparel
Group (Nasdaq: TAGS ), a leading provider of private label and private brand casual apparel, today announced that it has completed a public offering of 1.2 million shares of its common stock at a price of $3.35 per share to an institutional investor, for gross proceeds of approximately $4 million. The securities were sold pursuant to the Company's effective shelf registration statement. The offering was managed by Houston-based investment bank, Sanders Morris Harris Inc.

Gerard Guez, Chairman and Chief Executive Officer of Tarrant Apparel Group said, "We are pleased to find that we have more institutional investors interested in our stock and this placement helps further strengthen our capital base."

ABOUT TARRANT APPAREL GROUP

Tarrant Apparel Group serves specialty retailers, mass merchants, national department stores, and branded wholesalers by designing, merchandising, contracting for the manufacture of and selling casual, moderately-priced apparel, for women, men and children.

ABOUT SANDERS MORRIS HARRIS

Headquartered in Houston with major offices in Los Angeles and New York, Sanders Morris Harris is the investment banking subsidiary of publicly traded Sanders Morris Group Inc., a financial services firm. More information is available at the company's web site: www.smhhou.com. For further information, please contact Dean Oakey, Managing Director (Los Angeles Office), 213.253.2282, or Jonah Sulak (Houston Office), 713.250.4291

FORWARD LOOKING STATEMENTS:

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Examples of forward-looking statements included in this press release include financial guidance for 2004. Forward-looking statements are inherently unreliable and actual results may differ materially. Factors which could cause actual results to differ materially from these forward-looking statements include the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the company's products, success of our future business plans and strategies, potential fluctuations in quarterly operating results and the risks of expansion into new business areas. These and other risks are more fully described


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in the company's filings with the Securities and Exchange  Commission  including the company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Tarrant Apparel Group

Contact:
     Patrick Chow
     Tarrant Apparel Group
     323-780-8250